UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

Bluegreen Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 26, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Bluegreen Corporation (the “Company”) approved and adopted the Bluegreen Corporation 2011 Long Term Incentive Plan (the “Plan”). The Plan is designed to provide certain members of senior management of the Company incentives that are based on the achievement of certain financial targets and available free cash relating to the Company’s business and operations. The Plan, which will be administered by the Committee, is based on a point system, pursuant to which individuals selected by the Committee to participate in the Plan (“Participants”) for each calendar year during the term of the Plan (each, a “Performance Period”) will be allocated points representing fractional interests in award amounts payable under the Plan. The aggregate award amount payable under the Plan for each Performance Period will be based on the Company’s actual EBITDA as compared to its target EBITDA (in each case, excluding the results of the Company’s Bluegreen Communities business unit, and as otherwise defined in the Plan), but is earned and payable only to the extent of available free cash and other terms and conditions, all as further defined in the Plan. Under the terms of the Plan, Participants are also entitled to awards upon the occurrence of certain liquidity events, including but not limited to the sale of the Company or its businesses (each, a “Liquidity Event”), with the amount of such awards to be primarily based on the consideration received by the Company or its shareholders, as applicable, in connection with the Liquidity Event and the EBITDA ratio described above. The Plan also includes a clawback requirement, pursuant to which the Company will be entitled to recover certain overpayments to Participants, and provisions prohibiting or requiring certain actions following a change-in-control of the Company. Subject to earlier expiration upon the occurrence of a Liquidity Event, the last annual Performance Period under the Plan will be the year ending on December 31, 2015. The terms and conditions of a Participant’s award under the Plan during each Performance Period will be evidenced by an award agreement (the “Award Agreement”). The Award Agreement will set forth the number of points allocated to the Participant for the Performance Period and contains non-solicitation and certain other restrictive covenants in favor of the Company. The foregoing description is qualified in its entirety by reference to the full text of the Plan and the form of Award Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

It is expected that each of the Company’s “named executive officers,” John M. Maloney, Jr., the Company’s President and Chief Executive Officer; David L. Pontius, the Company’s Executive Vice President, Chief Strategy Officer and President of Bluegreen Services; and David A. Bidgood, the Company’s Senior Vice President and President of Bluegreen Resorts Field Sales & Marketing, as well as certain other executives of the Company will be selected by the Committee as Participants for the Performance Period ending on December 31, 2011, with Mr. Maloney to be allocated 40 points and each of Messrs. Pontius and Bidgood to be allocated 13.3 points, out of 100 points total. The amount of the bonuses, if any, to be paid to the Participants, including the “named executive officers,” for the Performance Period ending on December 31, 2011 is not currently determinable and will be based on the results of the Company under the performance measures described above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.100 Bluegreen Corporation 2011 Long Term Incentive Plan

Exhibit 10.101 Form of Bluegreen Corporation 2011 Long Term Incentive Plan Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2011	BLUEGREEN CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

10.100	Bluegreen Corporation 2011 Long Term Incentive Plan
10.101	Form of Bluegreen Corporation 2011 Long Term Incentive Plan Award Agreement